 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-216705) under the Securities Act of 1933 of Interparfums, Inc. and subsidiaries of our report dated February 27, 2024 on the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of Interparfums, Inc. and subsidiaries and the schedule listed in the Index in Item 15(a)(2) for the year ended December 31, 2023. This report appears in the December 31, 2025 Annual Report on Form 10-K of Interparfums, Inc.

/s/ Mazars USA LLP
Mazars USA LLP

New York, New York

March 10, 2026